Exhibit 10.37

ICO Global Communications (Holdings) Limited

11700 Plaza America Drive, Suite 1010

Reston, Virginia 20190

April 23, 2006

Mr. Craig Jorgens

580 Dalewood Drive

Orinda, California 94563

Dear Craig:

We are pleased that you have agreed to continue as President of ICO Global Communications (Holdings) Limited and ICO North America (collectively “ICO”) under the terms of this letter agreement. You will have the rights, powers, duties and obligations as may be agreed upon from time to time. During the course of your employment with ICO you will devote your full business time and efforts to ICO; provided, that, nothing herein will prevent you from (i) participating in industry, trade, professional, charitable and community activities, (ii) serving on corporate, civic or charitable boards or committees and serving on up to two outside boards of directors, and (iii) managing your personal investments and affairs, in each case so long as such activities do not conflict with ICO’s interests or interfere with the performance of your responsibilities to ICO.

Base Salary and Annual Bonus

Your current annual salary is $570,000, less payroll taxes and required withholding, which will be paid to you in regular intervals in accordance with ICO’s customary payroll schedules for salaried employees, but in no event less frequently than twice each month. This salary may be adjusted in the future in accordance with ICO’s compensation practices. However, you may receive additional restricted stock and/or stock options in the future if and when the Compensation Committee of ICO’s Board considers such plans generally. In addition, ICO shall provide up to $2,000 per year for tax preparation assistance, payable upon presentation of acceptable documentation of actual expenses incurred.

Employee Intellectual Property Agreement

As a condition of continuing employment, and in exchange for being given a written employment letter agreement, you agree to continue to abide by the terms of the ICO Employee Intellectual Property Agreement.

Termination

Without Cause

If ICO terminates your employment without Cause, as defined below, then you will be entitled to the following:

•                  a lump sum payment (less any required deductions) in an amount equal to (i) your unpaid base salary through the date of termination, (ii) the value of your vacation time not used as of the date of termination, calculated based upon your base salary and benefits at the date of termination, and (iii) reimbursement of any reasonable business expenses reimbursable under this letter, to the extent not theretofore reimbursed.

In addition, ICO will provide you the following severance benefits on the condition that you execute a separation agreement that contains a full release of claims, in a form acceptable and customary for ICO:

•                  continuation of your base salary and benefits then in effect, payable in accordance with the normal payroll practices of ICO in effect, on the date of termination, for a period of six (6) months (“Severance Period”); and

•                  in connection with, and immediately prior the date of termination, ICO shall take steps necessary to accelerate and deem immediately vested those options granted to you under the Plan in which you would have vested had you remained actively employed through the Severance Period and all restricted shares in which you would have vested had you remained actively employed through the Severance Period, at which point all other unvested options shall expire; provided, however, this provision does not supersede any Change of Control provisions for accelerated vesting of stock options under the Plan.

For Cause

ICO may terminate your employment for Cause at any time upon written notice of such termination to you setting forth in reasonable detail the nature of such Cause. If ICO terminates your employment for Cause, or you resign, then you will be entitled to a lump sum (less any required deductions) in an amount equal to (i) your base salary and benefits through the date of termination, (ii) the value of your vacation time not used as of the date of termination, calculated based upon your base salary at the date of termination, and (iii) reimbursement of any reasonable business expenses reimbursable under this letter, to the extent not theretofore reimbursed. In addition, upon termination of your employment by ICO for Cause, any options granted to you, not including any already vested options, shall automatically expire at the time ICO first notifies you of such termination.

Definition of “Cause”

“Cause” means dismissal for willful material misconduct or failure to discharge duties, conviction or confession of a crime punishable by law (except minor violations), the performance of an illegal act while purporting to act in ICO’s behalf, or engaging in activities directly in competition or antithetical to the best interest of ICO, such as dishonesty, fraud, unauthorized use or disclosure of confidential information or trade secrets.

Definition of “Disability”

For purposes of this Agreement, “Disability” will mean a medically diagnosed physical or mental impairment that that renders you incapable (even with reasonable accommodation) of performing the duties required under this Agreement for a period of time that is reasonably expected to exceed 8 weeks. ICO, acting in good faith, will make the final determination of whether you have a Disability and, for purposes of making such determination, may require you to submit yourself to a physical examination by a physician mutually-agreed upon by you and ICO.

Benefits; Vacation; Expenses

You may participate in and to receive benefits from all present and future life, accident, disability, medical, pension and savings plans and all similar benefits made available generally to executives of ICO. The amount and extent of benefits to which you are entitled will be governed by the specific benefit plan, as it may be amended from time to time.

You will accrue 21 days of paid vacation per year or such longer period as may be provided by ICO. Such vacation will be taken at such times and intervals as will be determined by you, subject to the reasonable business needs of ICO. You will not be entitled to defer more than two weeks’ vacation time not taken to a later calendar year, and you cannot accumulate more than 25 days of accrued but unused vacation time in the aggregate.

ICO will pay or reimburse you promptly for all reasonable business expenses and other disbursements incurred or paid by you in the performance of your duties and responsibilities to ICO, including those incurred or paid in connection with business related travel, telecommunications and entertainment, subject to reasonable substantiation of such expenses by you in accordance with ICO’s policies.

Arbitration of Claims

You hereby acknowledge and agree that, except as provided below, all disputes concerning your employment with ICO, the termination thereof, the breach by either party of the terms of this letter or any other matters relating to or arising from your employment with ICO will be resolved in binding arbitration in a proceeding in Reston, Virginia, administered by and under the rules and regulations of National Rules for the Resolution of Employment Disputes of the American Arbitration Association. This means that the parties agree to waive their rights to have such disputes or claims decided in court by a jury. Instead, such disputes or claims will be resolved by an impartial AAA arbitrator. Both parties and the arbitrator will treat the arbitration process and the activities that occur in the proceedings as confidential.

The arbitration procedure will afford you and ICO the full range of statutory remedies. ICO and you will be entitled to discovery sufficient to adequately arbitrate any covered claims, including access to essential documents and witnesses, as determined by the arbitrator and subject to limited judicial review. In order for any judicial review of the arbitrator’s decision to be successfully accomplished, the arbitrator will issue a written decision that will decide all issues submitted and will reveal the essential findings and conclusions on which the award is based. The party that is not the substantially prevailing party, which determination shall be made by the arbitrator in the event of ambiguity, shall be responsible for paying for the arbitration filing fee and the arbitrator’s fees.

Nothing contained in this section will limit ICO’s or your right to seek relief in any court of competent jurisdiction in respect of the matters set forth in the “ICO Employee Intellectual Property Agreement.” We specifically agree that disputes under the “ICO Employee Intellectual Property Agreement” will not be subject to arbitration unless both parties mutually agree to arbitrate such disputes.

Employment At Will

By signing this letter, you understand and agree that your employment with ICO will continue at-will. Therefore, your employment can terminate, with or without Cause, and with or without notice, at any time, at your option or ICO’s option, and ICO can terminate or change all other terms and conditions of your employment, with or without Cause, and with or without notice, at any time, in all cases subject to the other terms and conditions of this letter. This at-will relationship will remain in effect throughout your employment with ICO or any of its subsidiaries or affiliates. The at-will nature of your employment, as set forth in this paragraph, can be modified only by a written agreement signed by both ICO’s Chief Executive Officer and you which expressly alters it. This at-will relationship may not be modified by any oral or implied agreement, or by any policies of ICO, practices or patterns of conduct.

Entire Agreement

This letter, any stock option agreement between you and ICO, and the ICO Employee Intellectual Property Agreement constitute the entire agreement, arrangement and understanding between you and ICO on the nature and terms of your employment with ICO. This letter agreement supersedes any prior or contemporaneous agreement, arrangement or understanding on this subject matter, subject to the sixth sentence in this paragraph regarding any stock option agreement between you and ICO. By executing this letter as provided below, you expressly acknowledge the termination of any such prior agreement, arrangement or understanding. Also, by your execution of this letter, you affirm that no one has made any written or verbal statement that contradicts the provisions of this letter. In the event of any inconsistency between the terms contained in this letter and the terms contained in any stock option agreement between you and ICO, the terms contained in this letter will control, and that the provisions regarding vesting or termination contained in your stock option agreements will be superseded by the provisions of this letter to the extent of any conflict. In addition, the noncompetition and other covenants contained in the ICO Employee Intellectual Property Agreement will also supersede the provisions of any other similar covenant contained in your stock option agreement to the extent of any conflict. We hope that you will accept this offer and continue to work with us.

Sincerely,

ICO Global Communications

		By	/s/ J. Timothy Bryan
Name: J. Timothy Bryan
Title: Chief Executive Officer

Signature of Acceptance::

/s/ Craig Jorgens
Craig Jorgens

Date:	4/26/06